EXHIBIT 99.1

Warren Resources Announces That Espy P. Price Has Been Elected Chairman of the Board

NEW YORK, Aug. 1, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) announced today that Espy P. Price has been elected Chairman of the Board of Directors effective immediately.

Since June 1, 2012, Mr. Price has served as interim Chief Executive Officer of the Company. Mr. Price has been a member of Warren's Board of Directors since May 2007. Mr. Price has over 35 years experience in the oil and gas exploration and production industry. Until retiring in late 1999, he was Vice President and General Manager of Chevron Corp.'s Mid-Continent Business Unit, where he was responsible for all onshore USA exploration and production. From 1992 to 1996, he was Vice President of Chevron Overseas Petroleum, Inc., where he was responsible for Chevron's joint venture in the Republic of Kazakhstan. From 1990 to 1992, he was Vice President of Chevron's Gulf of Mexico Business Unit. From 1985 to 1990, he was employed at P.T. Caltex Pacific Indonesia, where he was Executive Vice President and Managing Director. Mr. Price earned a Bachelor of Science in Petroleum Engineering and a Master of Science in Petroleum Engineering from the University of Southwestern Louisiana

Mr. Price stated, "I appreciate the support of the Board of Directors by appointing me to the role of Chairman and I look forward to helping guide Warren Resources to its operating and financial goals. My primary focus will be to ensure that all of Warren's operations are carried out and all plans are developed with a focus on enhancing shareholder value and increasing our stock price."

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas properties in the Washakie Basin in Wyoming.

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